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                                                                   EXHIBIT 5.(f)

                                    FORM OF
                    INVESTMENT ADVISORY AGREEMENT AMENDMENT

         This Amendment made and entered into as of June 28, 1991, amends the Investment Advisory Agreement dated September 1, 1990 (the "Agreement"), by and between Asset Management Fund for Financial Institutions, Inc., a Maryland corporation (the "Fund"), and Shay Assets Management Co., an Illinois general partnership (the "Adviser").

                                  WITNESSETH:

         WHEREAS, the Fund is an open-end diversified investment company registered under the Investment Company Act of 1940, as amended; and

         WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund with respect to the portfolio securities belonging to the class of the Fund's common stock $.001 par value, known as the class of Adjustable Rate Mortgage (ARM) Portfolio Shares and the Adviser is willing to render such services;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Additional Portfolios. The Agreement is amended to appoint the Adviser to act as investment adviser to the Fund with respect to the portfolio assets belonging to the class of common stock known as the Adjustable Rate Mortgage (ARM) Portfolio Shares. The Adviser accepts such appointment and agrees to render the services under the terms and conditions set forth in the Agreement provided that, in lieu of paragraphs 7 and 8(a) of the Agreement, the provisions set forth in paragraphs 2 and 3 below, respectively, will apply.

         2. Compensation. Paragraph 7 of the Agreement is amended with respect to the Adjustable Rate Mortgage (ARM) Portfolio as follows:

         For the services provided and the expenses borne pursuant to this Agreement with respect to the Adjustable Rate Mortgage (ARM) Portfolio, the Fund will pay to the Adviser as full compensation therefor a fee at an annual rate equal to 0.45 of 1% per annum of the average daily net assets of such Portfolio. This fee for each month (increased or decreased as appropriate to take account of the provisions of paragraph 8a below) will be paid to the Adviser during the succeeding month.

         3. Limitation on Expenses. Paragraph 8(a) of the Agreement is amended with respect to the Adjustable Rate Mortgage (ARM) Portfolio as follows:
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         In the event the Expenses (as defined in paragraph (b) below) of the
Fund with respect to a Portfolio for any fiscal year exceed the lowest applicable annual expense limitation, if any, established pursuant to the statutes or regulations of any jurisdictions in which Fund Shares of such Portfolio are then qualified for offer and sale (such excess hereinafter called the "Blue Sky Excess Expense" of such Portfolio), the compensation due to the Adviser under paragraph 7 for the fiscal year in question shall be reduced by an amount equal to the Blue Sky Excess Expense of such Portfolio, and if the Blue Sky Excess Expense of such Portfolio exceeds the fees of the Fund payable to the Adviser with respect to such Portfolio for the fiscal year in question, the Adviser shall, to the extent required by such statutes or regulations, reimburse the Fund for the amount of such excess. If for any month the Expenses of a Portfolio shall exceed 1/12th of the percentage of average daily net assets allowable as Expenses, the payment to the Adviser for that month shall be reduced, and, if necessary, the Adviser shall make a refund payment to the Fund so that the Expenses will not exceed such percentage. As of the end of the Fund's fiscal year, however, the foregoing computations shall be readjusted so that the aggregate compensation payable to the Adviser for the year is equal to the percentage set forth herein of the average daily net assets as determined as described herein throughout the fiscal year, reduced by an amount equal to the Blue Sky Excess Expense of such Portfolio. The aggregate of repayments, if any, by the Adviser to the Fund for the year shall be the amount necessary to reimburse the Fund for the amount of such excess.

         4. Terms used herein shall have the same meaning as set forth in the Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of June 28, 1991.

                                        ASSET MANAGEMENT FUND FOR
                                        FINANCIAL INSTITUTIONS, INC.


                                        By:_______________________________
                                        Its:______________________________



ATTEST:


By:____________________________
Its:___________________________

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